Exhibit 99.1
Comtech Telecommunications Corp. Promotes Michael Porcelain to
Chief Operating Officer and Michael Bondi to Chief Financial Officer

Melville, New York, September 26, 2018 - Comtech Telecommunications Corp. (“Comtech”) (NASDAQ: CMTL) announced today that Michael Porcelain, the Company’s Senior Vice President, Chief Financial Officer (“CFO”), has been promoted to Chief Operating Officer (“COO”). Mr. Porcelain will be succeeded in his role by Michael Bondi, who is currently the Company’s Vice President, Controller. These promotions are effective October 1, 2018.

Fred Kornberg, Chairman and Chief Executive Officer of Comtech, said, “For more than 12 years, Michael Porcelain has served with distinction as our Senior Vice President, CFO. In recent years, he has assumed broader responsibility for Comtech’s day-to-day operations while at the same working closely with me in developing and implementing our business strategies which have resulted in significant shareholder value. With his deep knowledge of Comtech’s business and his strategic perspective on our industry, Mike is uniquely qualified to serve as our COO and help Comtech continue to capitalize on the exciting growth opportunities that I see ahead.”

Mr. Kornberg continued, “As Vice President, Controller, Michael Bondi oversees Comtech’s accounting operations, financial reporting and internal controls. He has been with Comtech for nearly 15 years and has always demonstrated strong leadership qualities, outstanding management skills and deep technical accounting knowledge. He is abundantly qualified, has high integrity and is the ideal successor as he provides continuity in this critical role.”

Mr. Kornberg concluded, “Together, these promotions, speak to the depth and quality of our management team as Comtech grows and looks to the future. I congratulate both on these well-deserved promotions.”

Mr. Porcelain has been Senior Vice President and CFO of Comtech since March 2006 and was previously Vice President of Finance and Internal Audit of Comtech from 2002 to March 2006. Prior to joining Comtech, Mr. Porcelain was Director of Corporate Profit and Business Planning for Symbol Technologies, a mobile wireless information solutions company, where he was employed from 1998 to 2002. Previously, he spent five years in public accounting holding various positions, including Manager in the Transaction Advisory Services Group of PricewaterhouseCoopers.

Mr. Bondi has been Vice President, Controller of Comtech since January 2004. Prior to joining Comtech, Mr. Bondi served as Assistant Controller at EDO Corporation (“EDO”), which designed and manufactured products for defense, intelligence and commercial markets and provided related engineering and professional services. Prior to his experience at Comtech and EDO, Mr. Bondi worked at the Big 4 accounting firm, KPMG LLP (“KPMG”), from September 1993 to September 2002. As a Senior Manager at KPMG, Mr. Bondi served a variety of public and private companies primarily in the technology and defense markets.

Comtech Telecommunications Corp. designs, develops, produces, and markets innovative products, systems and services for advanced communications solutions. The Company sells products to a diverse customer base in the global commercial and government communications markets.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL
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Media Contact:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
631-962-7000
info@comtechtel.com